CUSIP No. 45674E 109	Page 8 of 8 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of August 11, 2023, is by and among Transcend Partners Opportunity Fund I LLC and Emily Fairbairn (collectively, the “Reporting Persons”).

Each of the Reporting Persons may be required to file with the U.S. Securities and Exchange Commission a statement on Schedule 13G and/or Schedule 13D with respect to shares of Common Stock, par value $0.0001 per share, of IN8bio, Inc., a Delaware corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons hereby agree to file a single statement on Schedule 13G and/or Schedule 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Reporting Persons upon one week’s prior written notice or such lesser period of notice as the Reporting Persons may mutually agree.

Executed and delivered as of the date first above written.

TRANSCEND PARTNERS OPPORTUNITY FUND I LLC

By:	/s/ Nina Fairbairn
Name: Nina Fairbairn Title: Managing Member

EMILY FAIRBAIRN

By:	/s/ Emily Fairbairn
Name: Emily Fairbairn